EXHIBIT 99

FOR IMMEDIATE RELEASE

Investor Contact:	Dave Staples, CFO	Media Contact:	Karen Aylsworth
	(616) 878-8319		(616) 878-8339

Spartan Stores Reports Improved First Quarter Financial Results

GRAND RAPIDS, Mich.-July 20, 2000-Spartan Stores, Inc., today reported financial results for its fiscal 2001 first quarter, which ended June 17, 2000.

Sales for the fiscal 2001 first quarter increased 6.0% to $725.6 million from $684.4 million in the prior-year quarter. Net earnings for the quarter were $3.7 million, or $0.38 per share, compared to $4.9 million, or $0.48 per share, a year ago. Last year's first quarter included a one-time gain of $2.6 million related to the sale of suppliers' stock, partially offset by a $396,000 restructuring charge. The gain, net of the restructuring charge and related taxes, amounted to $0.14 per share. Excluding these non-recurring items, earnings per share increased 11.8 % to $0.38 from $0.34 last year.

Sales for Spartan's retail grocery segment increased 59.1% to $148.0 million during the first quarter of fiscal 2001, reflecting additional sales from the acquisition of 23 Glen's Markets and three Great Day Foods stores in fiscal 2000. Comparable-store sales increased approximately 4.4% in the first quarter, primarily because of the Company's promotional programs and continued emphasis on product-line expansion.

Grocery distribution segment sales for the quarter declined 2.5 % to $360.0 million from $369.3 million for fiscal 2000. Convenience-store distribution sales also declined 1.8% to $211.5 from $215.4 million. Sales declines in both distribution segments were associated principally with the elimination of intercompany sales for Glen's Markets and Great Day Foods.

Gross margin for the quarter widened to 13.1% from 12.2%, reflecting the higher margins associated with the retail grocery operations acquired in fiscal 2000.

"We are very pleased to begin fiscal 2001 with solid profitability," said Jim Meyer, Spartan Stores' President and Chief Executive Officer. "Excluding non-recurring items, this represents the second consecutive quarter of earnings improvement. We are very committed to our retail strategy and believe the approach is beginning to show meaningful results. As we continue integrating our retail acquisitions and bring their performance to optimal levels through enriched promotional programs and expanding product lines, we expect financial profitability to accelerate."

Mr. Meyer stated, "Earlier this week, Toledo, Ohio-based Seaway Food Town shareholders approved the previously announced merger with Spartan Stores. Our shareholders also approved certain changes to Spartan Stores' charter which were necessary to complete the merger. We are very pleased to welcome

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Spartan Stores /page 2

Seaway Food Town into Spartan Stores rapidly growing retail operations. Adding Seaway's 73 supermarkets and deep-discount drugstores more than doubles our retail store base to 119, gives us a well respected regional name and significant presence in the greater Toledo market. The merger represents a significant step forward in our strategic plan to become a major regional retail grocery operator."

"This is a very exciting time for Spartan Stores as we become a publicly traded company. We look forward to creating value for our shareholders, customers, and associates," concluded Mr. Meyer.

The merger is expected to close on or about August 1, upon satisfaction of certain closing conditions. Spartan shares will commence trading on the Nasdaq National Market on August 2, 2000 under the ticker symbol SPTN.

Based in Grand Rapids, Mich., Spartan Stores owns and operates 46 supermarkets in Michigan under the Ashcraft's Markets, Family Fare Supermarkets, Glen's Markets and Great Day Markets banners. The company also serves 400 independent grocery stores and 9,600 convenience stores as a wholesale distributor.

FORWARD-LOOKING STATEMENTS
This press release contains expectations and other forward-looking statements about the proposed merger of Spartan Stores, Inc. and Seaway Food Town, Inc. and the business and operations of Spartan Stores that involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that may cause such a difference include the possibility that the merger with Seaway Food Town may not be completed and other factors described in the Spartan Stores' Registration Statement on Form S-4, the Annual Report on Form 10-K and other filings with the SEC. Spartan Stores disclaims any intention or obligation to update or revise any forward-looking statement.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in thousands, except per share data)

	First Quarter (12 Weeks) Ended
	June 17, 2000	June 19, 1999

Net sales	$ 725,560	$ 684,370
Gross margin	94,763	83,646
Operating expenses	83,752	73,282
Restructuring charge	-	396	*
Operating income	11,011	9,968
Interest expense, net	5,213	5,021
Other gains	(6)	(2,621	)*
Earnings before income taxes	5,804	7,568
Income taxes	2,059	2,638
Net earnings	3,745	4,930
Nonrecurring items (net of related income taxes)	0	1,449
Net earnings before nonrecurring items	$ 3,745	$ 3,481
Basic and diluted net earnings per Class A share:
After nonrecurring items	$ 0.38	$ 0.48
Before nonrecurring items	$ 0.38	$ 0.34

Weighted average shares outstanding:
Basic	9,953,527	10,268,171
Diluted	9,959,963	10,272,610

* Nonrecurring items

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BALANCE SHEET DATA

	June 17, 2000	March 25, 2000
Assets
Cash and cash equivalents	$48,071	$36,422
Other current assets	222,907	220,358
Total current assets	270,978	256,780
Total other assets	135,036	135,202
Property and equipment, net	174,875	178,591

Total assets	$580,889	$570,573

Liabilities and Shareholders' Equity
Total current liabilities	$174,370	$168,332
Long-term debt	266,010	266,071
Other liabilities	10,193	10,163
Shareholders' equity	130,316	126,007

Total liabilities and shareholders' equity	$580,889	$570,573